Exhibit 99.1

News Release

Contact: Robert J. Cera

(920)-743-5551

Source: Baylake Corp.

Baylake Corp. Announces Loan Loss Provision and Net Loss for the Quarter ended December 31, 2008

Sturgeon Bay, Wisconsin – (PR Newswire) – February 16, 2009

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.1 billion in assets, announced today that it recorded a net loss of $8.3 million for the three months ending December 31, 2008.

Contributing to this loss, the Company’s subsidiary bank, Baylake Bank, recorded a provision for loan losses of $13.6 million in the quarter ending December 31, 2008.  This compares to a provision for loan losses of $3.2 million for the quarter ending September 30, 2008.  Non-performing loans as of December 31, 2008 are $44.1 million, compared to $38.2 million as of September 30, 2008, a net increase of $5.9 million or 15.4%.  The increase in the provision for loan losses is primarily related to an increase in specific reserves on existing non-performing loans; the most significant being a $10.3 million provision inclusive of a charge off of $5.9 million pertaining to two related credits that experienced significant operating cash flow shortfalls first identified during the fourth quarter of 2008.  During the fourth quarter of 2008, the Bank’s non-accrual loans were reduced due to the sale of property that was securing $9.4 million of those loans.  A charge-off in the amount of $3.1 million was taken on those loans in the quarter, of which $2.8 million of this loss had been reserved for in prior quarters.  Net charge-offs against the allowance for loan losses for the fourth quarter were $12.6 million.  The balance available in the allowance for loan losses after such charge-offs is $13.6 million at December 31, 2008.  The Bank’s loan loss reserve ratio is 1.86% of outstanding loans as of December 31, 2008, compared to 1.69% as of September 30, 2008.

Also negatively impacting fourth quarter results was an additional impairment charge taken on a standby letter of credit in the amount of $2.0 million and valuation write-downs on Other Real Estate Owned properties of $2.0 million.  These additional write-downs are primarily a reflection of the current economic conditions as property values continue to decline.

Positively impacting fourth quarter results were gains realized on sales of securities in the amount of $438,000 and $549,000 related to property previously sold by the Bank.

As a result of the foregoing, the Company expects to issue an earnings release later this week that will reflect a net loss of $8.3 million for the fourth quarter of 2008 and a net loss of $8.2 million for the year ended December 31, 2008, compared to a net loss of $0.3 million and net income of $0.2 million for the quarter and year ended December 31, 2007, respectively.

“The results for the fourth quarter and fiscal year 2008 are indicative of a troubled economy and difficult credit environment which has negatively impacted Baylake Bank’s loan customers and their repayment capabilities,” said Robert Cera, President and CEO, Baylake Corp.  “The loss incurred in the quarter is mainly due to credit losses related to our commercial and commercial real estate sectors.  The severe slowdown in the local and national real estate market will require more patience and effort than we projected six months ago to significantly reduce the current level of problem loans in the Bank’s loan portfolio,” said Cera.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2008 and Form 10-K for the year ended December 31, 2007, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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